                                                                    EXHIBIT 99.2

                                            [METAL MANAGEMENT, INC. LOGO]


                                            METAL MANAGEMENT, INC.
                                            500 N. DEARBORN STREET O SUITE 405
                                            CHICAGO, ILLINOIS 60610
                                            www.mtlm.com
                                            NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com


FOR IMMEDIATE RELEASE
AUGUST 11, 2003


          METAL MANAGEMENT, INC. ANNOUNCES SALES OF $227.0 MILLION AND
             NET INCOME OF $7.0 MILLION FOR THE FIRST QUARTER ENDED
                 JUNE 30, 2003; EPS OF $0.66 PER DILUTED SHARE

CHICAGO, IL - AUGUST 11, 2003 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced results for its fiscal first quarter ended June 30, 2003.

FISCAL FIRST QUARTER HIGHLIGHTS

o Consolidated net sales increased by over 17% to $227.0 million for the quarter ended June 30, 2003, from $193.5 million for the quarter ended June 30, 2002.
o Gross profit increased to $30.0 million (13.2% of sales) for the quarter ended June 30, 2003, up from $28.3 million (14.6% of sales) for the quarter ended June 30, 2002.
o    EBITDA(1) (as defined) of $17.4 million for the quarter ended
     June 30, 2003, an increase from EBITDA (as defined) of $16.9 million for the quarter ended June 30, 2002.
o Net income of $7.0 million for the quarter ended June 30, 2003, or $0.66 per common diluted share, compared to net income of $7.3 million in the quarter ended June 30, 2002. The decline in net income is due to a change in the Company's effective tax rate associated with an election that was made regarding the Company's utilization of Net Operating Loss tax benefits.

METAL MANAGEMENT'S COMMENTS

Albert A. Cozzi, Vice Chairman and Chief Executive Officer said, "The Company is pleased with our financial performance and accomplishments in our first quarter of fiscal 2004. Sales increased to $227.0 million for the quarter, with net income of just over $7.0 million. Our pre-tax income of $11.4 million for the quarter ended June 30, 2003 was almost 20% higher than the pre-tax income of $9.6 million for the quarter ended June 30, 2002."


--------------
(1) EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, income (loss) from joint ventures, and other income. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance. A reconciliation of EBITDA to GAAP net income is included in the tables attached to this release. EBITDA is a measure of cash flow typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

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Cozzi noted, "The worldwide ferrous metal market continues to remain relatively strong and the Company has strategically positioned itself to capitalize on opportunities in this arena. Our total processed ferrous metal shipments again exceeded 1 million tons for the quarter. The average selling price for the Company's processed ferrous material in the first quarter was just under $142 per gross ton, compared to $112 per gross ton in the first quarter of fiscal 2003. Bolstered by the weakening U.S. dollar, international sales continued to be strong, primarily due to ferrous shipments to China, Korea and Turkey during the quarter. The profitability in our export business was offset by a slight dampening in the domestic ferrous market and the continuation of weakness in our non-ferrous business. In the three months ended June 30, 2003, we exported approximately 296,000 tons of ferrous scrap through vessel shipments, about 77% more than the 167,000 tons exported in the three months ended June 30, 2002."

Cozzi concluded, "Metal Management's cash generating accomplishments continue to strengthen. EBITDA (as defined) was $17.4 million in the quarter ended June 30, 2003, up from EBITDA (as defined) of $16.9 million generated in the quarter ended June 30, 2002, and is also sequentially higher than our strong results in the three months ended March 31, 2003. The hard work of our employees over the last couple of years is showing through in our financial results, and we are grateful for their efforts."

INVESTOR CONFERENCE CALL

Metal Management will host its First Quarter 2004 Conference Call and Webcast at 10:00 am EDT (9:00 am CDT) on Friday, August 15, 2003. The conference call can be accessed by dialing 800-901-5259 passcode 47604248. International callers can dial 617-786-4514 passcode 47604248. The conference will also be accessible via the web at www.mtlm.com by following the link on the investor section. A replay of the call will be available by dialing 888-286-8010 passcode 56354364 through Friday, August 22nd, 2003.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.



                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from our execution of an industry consolidation strategy. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, requirement to refinance existing debt obligations, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.


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                             METAL MANAGEMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)

                                                         THREE MONTHS ENDED
                                                   -----------------------------
                                                   JUNE 30, 2003   JUNE 30, 2002
                                                   -------------   -------------

NET SALES                                            $ 226,982       $ 193,468
Cost of sales                                          196,958         165,188
                                                     ---------       ---------
Gross profit                                            30,024          28,280

OPERATING EXPENSES:
   General and administrative                           12,596          11,378
   Depreciation and amortization                         4,617           4,384
                                                     ---------       ---------
Total operating expenses                                17,213          15,762
                                                     ---------       ---------
Operating income                                        12,811          12,518

Income (loss) from joint ventures                          885             (30)
Interest expense                                        (2,262)         (3,005)
Interest and other income, net                               9              91
                                                     ---------       ---------

Income before income taxes                              11,443           9,574
Provision for income taxes                              (4,424)         (2,237)
                                                     ---------       ---------
NET INCOME                                           $   7,019       $   7,337
                                                     =========       =========

EARNINGS PER SHARE:
   Basic                                             $    0.69       $    0.72
                                                     =========       =========
   Diluted                                           $    0.66       $    0.71
                                                     =========       =========

SHARES USED IN COMPUTATION OF EARNINGS PER SHARE:
   Basic                                                10,229          10,161
                                                     =========       =========
   Diluted                                              10,600          10,404
                                                     =========       =========




                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                        RECONCILIATION TO GAAP NET INCOME
                                 (in thousands)

                                             THREE MONTHS ENDED
                                       -----------------------------
                                       JUNE 30, 2003   JUNE 30, 2002
                                       -------------   -------------

Net income                                $  7,019       $  7,337

Add Back:
   Depreciation and amortization             4,617          4,384
   Tax provision                             4,424          2,237
   (Income) loss from joint ventures          (885)            30
   Interest expense                          2,262          3,005
   Interest and other income, net               (9)           (91)
                                          --------       --------

EBITDA (AS DEFINED)                       $ 17,428       $ 16,902
                                          ========       ========